Exhibit 10.10

THIRD AMENDMENT

TO

PENSION PLAN FOR ELIGIBLE EMPLOYEES OF

SUBURBAN PROPANE L.P. AND SUBSIDIARIES

(as Amended and Restated Effective January 1, 2013)

In accordance with the authorization of Article XI of the Pension Plan for Eligible Employees of Suburban Propane L.P. and Subsidiaries, said Plan is amended, as set forth herein, effective June 1, 2017, to (a) provide eligible terminated vested Plan Members with a limited-time opportunity to elect immediate distribution of their benefits in the form of a single lump sum or an annuity, and (b) provide for a special election period with respective to terminated vested Plan Members with benefits valued in excess of $1,000 and up to $5,000; and

FIRST:      Article IV of the Plan is amended by the addition, at the end thereof, of a new Section 4.12 as follows:

4.12      2017 Limited Cash-Out Option

(a)      Definitions:  For purposes of applying the provisions of this Section 4.12, the following words and phrases shall have the meanings set forth below.

(i)      “Cash-Out Eligible Member” shall mean, subject to the exclusions set forth in Section 4.12(c): (1) a Member who terminated employment with the Employer on or before March 31, 2017, who is entitled to a vested Retirement Benefit under the Plan, and (2) an Eligible Surviving Beneficiary defined in Section 4.12(a)(ii).

(ii)      “Eligible Surviving Beneficiary” shall mean a Member’s Beneficiary who is entitled to a death benefit in accordance with Section 4.06, provided that, on or before March 31, 2017, such Beneficiary has been identified by the Committee and the amount of the benefit to which such Beneficiary is entitled has been calculated.

(iii)      “Opportunity Window” shall mean the period beginning on June 15, 2017, and ending on July 31, 2017; provided, however, that such Opportunity Window may be extended, by affirmative action of the Committee confirmed in writing with the prior authorization of the Board of Supervisors, but in no event beyond August 14, 2017.

(iv)      “Window Annuity Starting Date” shall mean August 1, 2017.

(b)      Availability of Cash-Out Option: During the Opportunity Window, each Cash-Out Eligible Member shall be permitted to elect to receive a distribution as of the Window Annuity Starting Date, notwithstanding any other provision of the Plan that otherwise would restrict the availability of such form and/or timing of distribution, except as required by law.

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(c)      Exclusions from Cash-Out Option: Notwithstanding the foregoing, no individual who otherwise would meet the criteria set forth in Section 4.12(a)(i), taking into account Section 4.12(a)(ii) as referenced therein, shall be eligible for payment pursuant to this Section 4.12 if, as of the Window Annuity Starting Date, such individual:

(i)      is entitled to a benefit under the Plan that is the subject of an approved qualified domestic relations order, as defined in Code Section 414(p), or any agreement or order that reasonably is expected to be submitted for approval as a qualified domestic relations order for purposes of Section 6.08;

(ii)      has attained or, as of December 31, 2017, will have attained age 70-1/2;

(iii)      is entitled to a lump sum payment, pursuant to either Section 4.06(a)(3) or Section 6.01(c), governing benefits with a present value that does not exceed $5,000, and without regard to this Section 4.12; provided, however, that the Committee, in its discretion, may provide election packages to the individuals described in this Section 4.12(c)(iii) whose benefits are valued at more than $1,000, and, solely for purposes of making elections pursuant to Section 6.07(a), such individuals shall be subject to an election period that coincides with the Opportunity Window defined in 4.12(a)(iii). ;

(iv)       was rehired and remains an Employee;

(v)      has commenced distribution of his Retirement Benefit or death benefit, as applicable; or

(vi)      despite the reasonable best efforts of the Committee, did not receive an election package on or before July 31, 2017 (e.g., because required data or a correct address remained unavailable despite diligent efforts to obtain such information).

(d)      Forms of Benefit:

(i)      Each Cash-Out Eligible Member described in Section 4.12(a)(i)(1) who is not eligible currently for commencement of benefits, except as provided under this Section 4.12, and who is not married may elect to receive his Retirement Benefit either in a lump sum payment or as an immediate life annuity payable for the Member’s life only, with no payments payable after his death.

(ii)      Each Cash-Out Eligible Member described in Section 4.12(a)(i)(1) who is not eligible currently for commencement of benefits, except as provided under this Section 4.12, and who is married may elect to receive his Retirement Benefit as an immediate joint and survivor annuity payable to the Member for the Member’s life and, after the Member’s death, payable to the Member’s Surviving Spouse for the life of the Surviving Spouse in an amount equal to 50% or 75% of the annuity payable during the Member’s life.  Notwithstanding the foregoing and subject to Spousal Consent, as defined in Section 1.46, such Member may elect to receive his Retirement Benefit either in a lump sum payment or as an immediate life annuity payable for the Member’s life only, with no payments payable after his death.

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(iii)      Each Cash-Out Eligible Member described in Section 4.12(a)(i)(1) who is eligible for immediate commencement of benefits, without regard to this Section 4.12, may elect to receive his Retirement Benefit in any of the optional forms of payment provided under Section 6.02, subject to Spousal Consent, as defined in Section 1.46, if applicable, but without regard to any of the limitations on lump sum payments imposed by Section 6.02(a)(iv).

(iv)      Each Cash-Out Eligible Member described in Section 4.12(a)(i)(2) may elect to receive his death benefit in a lump sum payment. Alternatively, such an individual who is a surviving spouse may elect, in lieu of a lump sum, an immediate life annuity payable for the surviving spouse’s life only, with no payments payable after his death.

(e)      Actuarial Equivalence and Assumptions

(i)      For each Cash-out Eligible Member described in Section 4.12(a)(i)(1) who is not eligible for immediate commencement of benefits, except as provided under this Section 4.12, the immediate life annuity will be adjusted for early commencement of benefits based upon the IRS Interest Rate and the IRS Mortality Table.  The lump sum payment will be actuarially equivalent to a deferred single life annuity payable at Normal Retirement Date and determined with reference to the IRS Interest Rate and the IRS Mortality Table.  All other optional forms shall be of Equivalent Actuarial Value, determined on the basis of an interest rate of 6.5% per annum and the 1994 GAR Mortality Table.

(ii)      For each Cash-out Eligible Member who is eligible for immediate commencement of benefits without regard to this Section 4.12, the payment amounts shall be determined in accordance with the otherwise applicable Plan provisions as of the Window Annuity Starting Date; provided however, that in no event will any annuity amount be less than the annuity that would be payable in the applicable payment form, determined as described in Section 4.12(e)(i) above.

(iii)      For each Cash-out Eligible Member described in Section 4.12(a)(i)(2) who is a surviving spouse and not eligible for immediate commencement of benefits, except as provided in this Section 4.12, the immediate life annuity, determined as of the earliest date on which such individual could commence payment under the Plan, applied without regard to this Section 4.12, will be adjusted for earlier or later commencement of benefits based upon the IRS Interest Rate and the IRS Mortality Table.  The lump sum payment will be actuarially equivalent to the available annuity, converted based on the IRS Interest Rate and the IRS Mortality Table.

(f)      Administrative Procedures.

The Committee shall adopt such procedures for administering this Section 4.12 and, in its discretion, may modify any such procedure as it deems necessary or appropriate, provided that similarly situated individuals shall be treated in a uniform and nondiscriminatory manner.

SECOND:      In all other respects, the Plan is ratified and approved.

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Intending to be legally bound by the provisions of this Third Amendment to the Plan, as set forth herein, the duly authorized Members of the Benefits Administration Committee have signed it this ______ day of _________________, 2017.

Daniel S. Bloomstein

Steven C. Boyd

A. Davin D’Ambrosio

Michael A. Kuglin

Sandra N. Zwickel

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